Exhibit 4.3

AMENDED AND RESTATED

SUBORDINATED NOTE

ALL INDEBTEDNESS EVIDENCED BY THIS SUBORDINATED NOTE IS SUBORDINATED TO OTHER INDEBTEDNESS PURSUANT TO, AND TO THE EXTENT PROVIDED IN, AND IS OTHERWISE SUBJECT TO THE TERMS OF, (1) SECTION 2.09 OF THE AMENDED AND RESTATED SUBORDINATED LOAN AGREEMENT, AMENDED AND RESTATED AS OF JULY 23, 2004, AMONG SPECIALTY UNDERWRITERS’ ALLIANCE, INC., AS THE BORROWER (THE “BORROWER”), COURTNEY SMITH, PETER JOKIEL, WILLIAM LODER AND GARY FERGUSON, AS SUBORDINATED LENDERS (THE “SUBORDINATED LENDERS”), AND FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. AND STANDARD AMERICAN INSURANCE LIMITED, AS THE SENIOR LENDERS (THE “SENIOR LENDERS”), AND (2) THE AMENDED AND RESTATED INTERCREDITOR AND SUBORDINATION AGREEMENT, AMENDED AND RESTATED AS OF JULY 23, 2004, AMONG THE BORROWER, THE SUBORDINATED LENDERS AND THE SENIOR LENDERS (TOGETHER, THE “SUBORDINATION PROVISIONS”), AS THE SAME MAY BE AMENDED, MODIFIED OR OTHERWISE SUPPLEMENTED FROM TIME TO TIME.

Up to $114,000	As of December 12, 2003
Amended and Restated as of July 23, 2004

FOR VALUE RECEIVED, the undersigned, SPECIALTY UNDERWRITERS’ ALLIANCE, INC., a Delaware corporation, with a principal place of business located at 8585 Stemmons Fwy., Suite 200, South Tower, Dallas, Texas 75247 (the “Borrower”), promises to pay to the order of PETER JOKIEL, an individual residing at 11 N 160 Lamont Ct., Elgin, Illinois 60123 (the “Subordinated Lender”) on or before the Maturity Date, in lawful money of the United States of America, the principal sums set forth on the Schedule of Advances attached hereto, which are not to exceed at any one time ONE HUNDRED FOURTEEN THOUSAND AND 00/100 DOLLARS ($114,000.00), plus interest at the times and in the amounts and manner as provided in the Amended and Restated Subordinated Loan and Security Agreement (as it may be supplemented and amended from time to time, the “Agreement”), amended and restated as of July 23, 2004, among the Borrower, Courtney Smith, Peter Jokiel, William Loder and Gary Ferguson as Subordinated Lenders, and Friedman, Billings, Ramsey Group, Inc. and Standard American Insurance Limited, as Senior Lenders, for limited purposes; provided, however, that the principal sum evidenced by this Subordinated Note may exceed the maximum principal amount specified above to the extent of any amounts added to the principal balance of this Subordinated Note in respect of interest accrued on this Subordinated Note prior to its Maturity Date, to the extent permitted pursuant to Section 2.02(a) of the Agreement.

MAXIMUM RATE OF INTEREST: It is intended that the rate of interest hereon shall never exceed the maximum rate, if any, which may be legally charged on this Loan evidenced by this Subordinated Note (“Maximum Rate”), and if the provisions for interest contained in this Subordinated Note would result in a rate higher than the Maximum Rate, interest shall nevertheless be limited to the Maximum Rate and any amounts which may be paid toward interest in excess of the Maximum Rate shall be applied to the reduction of principal, or, at the option of the Subordinated Lender, returned to the Borrower.

DUE DATE: All indebtedness evidenced hereby not paid before the Maturity Date shall be due and payable on the Maturity Date. Principal and interest payments shall be due hereunder as described in the Agreement.

PLACE OF PAYMENT: All payments hereon shall be made, and all notices to the Subordinated Lender required or authorized hereby shall be given, at the office of the Subordinated Lender at the address designated in the heading of this Subordinated Note, or to such other place as the Subordinated Lender may from time to time direct by written notice to the Borrower.

PAYMENT AND EXPENSES OF COLLECTION: All amounts payable hereunder are payable by wire transfer in immediately available funds to the account number specified by the Subordinated Lender, in lawful money of the United States. Payments remitted by the Borrower via wire transfer initiated after 3:00 p.m. New York City time shall be deemed to be received on the next business day. The Borrower agrees to pay all costs of collection when incurred, including, without limiting the generality of the foregoing, reasonable attorneys’ fees through appellate proceedings and allocated cost of in-house counsel, and to perform and comply with each of the covenants, conditions, provisions and agreements contained in every instrument now evidencing or securing said indebtedness. If any suit or action be instituted to enforce this Subordinated Note, the Borrower promises to pay, in addition to the cost and disbursements otherwise allowed by Law, such sums as the court may adjudge reasonable attorneys’ fees in such suit or action. This Note may be payable in shares of Common Stock of the Borrower, as described in Section 2.05(c) of the Agreement.

SECURITY: This Subordinated Note is issued pursuant to the Agreement, and is secured by a pledge of the Collateral described therein. Notwithstanding the pledge of the Collateral, the Borrower hereby acknowledges, admits and agrees that the Borrower’s obligations under this Subordinated Note are recourse obligations of the Borrower to which the Borrower pledges his full faith and credit.

DEFAULTS: Upon the occurrence of an Event of Default (as defined in the Agreement), the Subordinated Lender shall have all rights and remedies set forth in the Agreement, subject to the limitations of the Subordination Provisions.

The failure to exercise any of the rights and remedies set forth in the Agreement shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect of the same event or any other event. The acceptance by the Subordinated

Lender of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing rights and remedies at that time or at any subsequent time or nullify any prior exercise of any such rights and remedies without the express consent of the Subordinated Lender, except as and to the extent otherwise provided by Law.

WAIVERS: The Borrower waives diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Subordinated Note, and expressly agrees that this Subordinated Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further collateral, the release of any collateral for this Subordinated Note, the release of any party primarily or secondarily liable hereon, and that it will not be necessary for the Subordinated Lender, in order to enforce payment of this Subordinated Note, first to institute or exhaust Lender’s remedies against the Borrower or any other party liable hereon or against any collateral for this Subordinated Note. None of the foregoing shall affect the liability of the Borrower and any endorsers or guarantors hereof. No extension of time for the payment of this Subordinated Note, or any installment hereof, made by agreement by the Subordinated Lender with any person now or hereafter liable for the payment of this Subordinated Note, shall affect the liability under this Subordinated Note of the Borrower, even if the Borrower is not a party to such agreement; provided, however, the Subordinated Lender and the Borrower, by written agreement between them, may affect the liability of the Borrower.

TERMINOLOGY: Any reference herein to the Subordinated Lender shall be deemed to include and apply to every subsequent holder of this Subordinated Note. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement. Words of masculine or neuter import shall be read as if written in the neuter or masculine or feminine when appropriate.

AGREEMENT: Reference is made to the Agreement for provisions as to payments, collateral and acceleration.

THIS SUBORDINATED NOTE IS GOVERNED BY THE PROVISIONS OF THE AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE, AND IN THE EVENT ANY TERMS OF THIS SUBORDINATED NOTE ARE INCONSISTENT WITH THE TERMS OF THE AGREEMENT, THE TERMS OF THE AGREEMENT SHALL GOVERN THIS SUBORDINATED NOTE. NOTWITHSTANDING THE FOREGOING SENTENCE, NO REFERENCE HEREIN TO THE AGREEMENT AND NO PROVISION OF THIS SUBORDINATED NOTE OR OF THE AGREEMENT SHALL ALTER OR IMPAIR THE OBLIGATION OF THE BORROWER, WHICH IS ABSOLUTE AND UNCONDITIONAL, TO PAY THE PRINCIPAL OF AND INTEREST ON THIS SUBORDINATED NOTE AT THE RESPECTIVE TIMES AND AT THE RATES HEREIN PRESCRIBED.

GOVERNING LAW: This Subordinated Note shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia, without giving effect to the conflict of laws rules therein. The parties hereto hereby consent and agree that the

Circuit Court of Arlington County, Virginia, or, at the Subordinated Lender’s option, the United States District Court for the Eastern District of Virginia, shall have exclusive jurisdiction to hear and determine any claims or disputes pertaining to this Subordinated Note or to any matter arising out of or related to this Subordinated Note. The Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting for such legal or equitable relief as is deemed appropriate by such court. The Borrower irrevocably consents to the service of process by registered or certified mail, postage prepaid, to it at its address given above. Nothing in this Subordinated Note shall be deemed or operate to affect the right of the Subordinated Lender to serve legal process in any other manner permitted by Law, or to preclude the enforcement by the Subordinated Lender of any judgment or order obtained in such forum or the taking of any action under this Subordinated Note to enforce same in any other appropriate forum or jurisdiction.

To the extent that the Borrower has or may hereafter acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to the Borrower or the Borrower’s property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Subordinated Note.

IN WITNESS WHEREOF, the Borrower has caused this Subordinated Note to be executed by its duly authorized officer, as of the date and year first mentioned above.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By:	/s/ Courtney Smith

Name:	Courtney Smith

Title:	President

[Signature Page to SUA/Peter Jokiel Amended and Restated Subordinated Note]

Schedule of Advances

		Interest
Date	Amount	Rate
12/12/2003	$50,000	12.00%
	$50,000	12.00%
	$14,000	12.00%

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